Exhibit 99.1

For Immediate Release
January 21, 2005
Greer Bancshares Incorporated
Contact: Dennis Hennett
Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Improved Fourth Quarter

And 2004 Earnings

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $748,000 or 30 cents per diluted share for the quarter ended December 31, 2004, compared to $598,000 or 24 cents per diluted share for the fourth quarter of 2003, an increase in net income of 25.1%. Net income for calendar year 2004 was $2,560,000 or $1.05 per diluted share, up 14.7% from the $2,232,000 or 92 cents per diluted share for calendar year 2003.

Greer State Bank’s annualized return on average assets and average shareholders’ equity, two common measures of bank performance, were 1.14% and 13.26% respectively, compared to 1.11% and 12.13% in 2003. Greer State Bank’s balance sheet increased 7.9% in 2004, ending the year with total assets of $231 million, up $17 million from year-end 2003.

Greer State Bank is now in its seventeenth year of operations and serves the greater Greer community with three offices and plans to open a fourth office in the Taylors community in the summer of 2005. Greer Bancshares Incorporated trades on the Over-the-Counter Bulletin Board under the symbol GRBS.